Exhibit (I)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, each dated April 16, 2026, and each included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4, File No. 333-283685) of Lincoln Life & Annuity Company of New York (the “Registration Statement”).

We also consent to the use of our report dated March 31, 2026, with respect to the financial statements of The Lincoln Life & Annuity Company of New York for the year ended December 31, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 16, 2026